Exhibit 99.4

Biokey, Inc.

FINANCIAL STATEMENTS FOR THE NINE MONTHS ENDED

SEPTEMBER 30, 2018 and 2017

BIOKEY, INC.

BALANCE SHEETS

	September 30,	December 31,
	2018	2017
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$733,843	$1,225,397
Accounts receivable, net	83,479	59,080
Accounts receivable - related parties, net	142,225	134,312
Total Current Assets	959,547	1,418,789

Property and equipment, net	64,375	37,600
Security deposits	10,440	10,440
Total Assets	$1,034,362	$1,466,829

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$12,013	$5,396
Due to shareholders	-	5,800
Accrued expenses and other current liabilities	60,691	57,576
Advance from customers	12,276	10,985
Total Current Liabilities	84,980	79,757

Non-current Liabilities
Tenant security deposit	2,880	2,880
Total Liabilities	87,860	82,637

Equity
Preferred stock, no par value, 23,562,000 shares authorized:
7,000,000 shares of Series A issued and outstanding at September 30, 2018 and December 31, 2017	3,500,000	3,500,000
1,160,000 shares of Series B issued and outstanding at September 30, 2018 and December 31, 2017	1,160,000	1,160,000
13,973,097 shares of Series C issued and outstanding at September 30, 2018 and December 31, 2017	13,973,097	13,973,097

Common stock, no par value; 30,000,000 shares authorized,7,418,134 and 6,498,134 shares issued and outstanding at September 30, 2018 and December 31, 2017, respectively	771,793	541,793
Additional paid-in capital	82,265	296,465
Accumulated deficit	(18,540,653)	(18,087,163)
Total Equity	946,502	1,384,192

Total Liabilities and Equity	$1,034,362	$1,466,829

The accompanying notes are an integral part of the financial statements.

BIOKEY, INC.

STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017

Revenues	$163,459	$473,359	$382,097	$808,140
Cost of revenues	744	7,456	3,215	14,092
Gross profit	162,715	465,903	378,882	794,048

Operating expenses
Research and development expenses	144,562	124,205	337,810	373,690
Selling, general and administrative expenses	118,874	206,973	498,396	596,865
Total operating expenses	263,436	331,178	836,206	970.555

Income (loss) from operations	(100,721)	134,725	(457,324)	(176,507)

Other income (expense)
Interest income	3,101	1,047	4,144	5,051
Other income	151	46	490	150
Total other income	3,252	1,093	4,634	5,201

Income (loss) before income tax	(97,469)	135,818	(452,690)	(171,306)
Provision for income tax	800	800	800	800
Net income (loss) and comprehensive income (loss)	$(98,269)	$135,018	$(453,490)	$(172,106)

The accompanying notes are an integral part of the financial statements.

BIOKEY, INC.

STATEMENTS OF CASH FLOWS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2018 AND 2017

(UNAUDITED)

	2018	2017
Cash flows from operating activities
Net loss	$(453,490)	$(172,106)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	19,486	8,618
Changes in assets and liabilities:
Decrease (increase) in accounts receivable	(32,312)	(199,262)
Decrease (increase) in other receivable	-	6,000
Increase (decrease) in accounts payable	6,617	154,022
Increase (decrease) in accrued expenses and other liabilities	3,115	5,574
Increase (decrease) in advanced from others	1,291	(4,280)
Net cash used in operating activities	(455,293)	(201,434)

Cash flows from investing activities
Purchase of equipment	(46,261)	(7,794)
Net cash used in investing activities	(46,261)	(7,794)

Cash flows from financing activities
Proceeds from issuance of common stock	10,000	0
Net cash provided by financing activities	10,000	0

Net decrease in cash and cash equivalents	(491,554)	(209,228)

Cash and cash equivalents
Beginning	1,225,397	1,473,262
Ending	$733,843	$1,264,034

Supplemental disclosure of cash flows
Cash paid during the year for:
Income tax	$800	$800
Interest expense	$-	$-
Non-cash financing and investing activities
Capital contribution by shareholders through debt conversion	$5,800	$-

The accompanying notes are an integral part of the financial statements.

BIOKEY, INC.

NOTES TO THE UNAUDITED FINAICAL STATEMENTS

SEPTEMBER 30, 2018

NOTE 1. Nature of Business and Significant Accounting Policies

Nature of Business: Biokey, Inc., (hereinafter, “the Company”), was incorporated on August 9, 2000 in the State of California. It is engaged primarily in research and development, manufacturing, and distribution of generic drugs and nutraceuticals with strategic partners. The Company provides a wide range of services, including, API characterization, pre-formulation studies, formulation development, analytical method development, stability studies, IND/NDA/ANDA/510K submissions, and manufacturing clinical trial materials (phase 1 through phase 3) and commercial manufacturing. The Company also licenses out its technologies and initiates joint research and development processes with other biotechnology, pharmaceutical, and nutraceutical companies.

A summary of the Company’s significant accounting policies is as follows:

Basis of presentation: The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles of United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents: For purposes of reporting cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

Accounts receivable and other receivable: Accounts receivable and other receivables are stated at carrying value less estimates made for doubtful receivables. An allowance for impairment of trade receivable and other receivables is established if the collection of a receivable becomes doubtful. Such receivable becomes doubtful when there is objective evidence that the Company will not be able to collect all amounts due according to the original terms of the receivables. Significant financial difficulties of the debtor, probability that the debtor will enter into bankruptcy or financial reorganization, and default or delinquency in payments are considered indicators that the receivable is impaired. The amount of the allowance is the difference between the asset’s carrying amount and the present value of estimated future cash flows, discounted at the original effective interest rate.

Property and equipment: Property and equipment are recorded at cost. Depreciation is computed on the straight-line method over the estimated useful lives of the related assets as follows:

Laboratory and manufacturing equipment	2 ~5 years
Office equipment	3 years
Leasehold improvement	3 ~8 years
Furniture and fixtures	8~15 years

Expenditures for major renewals and betterment that extend the useful lives of property and equipment are capitalized. Expenditures for repairs and maintenance are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the asset and accumulated depreciation are removed from the accounts and the resulting profit or loss is reflected in the statement of operations for the period.

Impairment of long-lived assets: The Company reviews its long-lived assets whenever events or circumstances indicate that the carrying amount of such assets may not be recoverable. Impairment is evaluated by comparing the carrying value of the long-lived assets with the estimated future net undiscounted cash flows expected to result from the use of the assets, including cash flows from disposition. Should the sum of the expected future net cash flows be less than the carrying value, the Company would recognize an impairment loss at that date. An impairment loss would be measured by comparing the amount by which the carrying value exceeds the fair value (estimated discounted future cash flows) of the long-lived assets.

Revenue recognition: During the fiscal year 2018, the Company adopted Accounting Standards Codification (“ASC”), Topic 606 (ASC 606), Revenue from Contracts with Customers, using the modified retrospective method to all contracts that were not completed as of January 1, 2018, and applying the new revenue standard as an adjustment to the opening balance of accumulated deficit at the beginning of 2018 for the cumulative effect. The results for the Company’s reporting periods beginning on and after January 1, 2018 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported under the accounting standards in effect for the prior period. Based on the Company’s review of existing contracts as of January 1, 2018, the Company concluded that the adoption of the new guidance did not have a significant change on the Company’s revenue during all periods presented.

Pursuant to ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that the Company determines is within the scope of ASC 606, the Company performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration the Company is entitled to in exchange for the goods or services the Company transfers to the customers. At inception of the contract, once the contract is determined to be within the scope of ASC 606, the Company assesses the goods or services promised within each contract, determines those that are performance obligations, and assesses whether each promised good or service is distinct. The Company then recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied. Generally, the Company's performance obligations are transferred to customers at a point in time, typically upon delivery.

The Company currently only has one major revenue source, which is research and development activities services.

Revenues related to research and development and regulatory activities are recognized when the related services or activities are performed, in accordance with the contract terms. The Company typically has only one performance obligation at the inception of a contract, which is to perform research and development services. The Company may also provide its customers with an option to request that the Company provides additional goods or services in the future, such as active pharmaceutical ingredient, API, or IND/NDA/ANDA/510K submissions. The Company evaluates whether these options are material rights at the inception of the contract. If the Company determines an option is a material right, the Company will consider the option a separate performance obligation.

If the Company is entitled to reimbursement from its customers for specified research and development expenses, the Company accounts for the related services that it provides as separate performance obligations if it determines that these services represent a material right. The Company also determines whether the reimbursement of research and development expenses should be accounted for as revenues or an offset to research and development expenses in accordance with provisions of gross or net revenue presentation. The Company recognizes the corresponding revenues or records the corresponding offset to research and development expenses as it satisfies the related performance obligations.

The Company then determines the transaction price by reviewing the amount of consideration the Company is eligible to earn under the contracts, including any variable consideration. Under the outstanding contracts, consideration typically includes fixed consideration and variable consideration in the form of potential milestone payments. At the start of an agreement, the Company’s transaction price usually consists of the payments made to or by the Company based on the number of full-time equivalent researchers assigned to the project and the related research and development expenses incurred. The Company does not typically include any payments that the Company may receive in the future in its initial transaction price because the payments are not probable. The Company would reassess the total transaction price at each reporting period to determine if the Company should include additional payments in the transaction price.

The Company receives payments from its customers based on billing schedules established in each contract. Upfront payments and fees may be recorded as advance from customers upon receipt or when due, and may require deferral of revenue recognition to a future period until the Company performs its obligations under these arrangements. Amounts are recorded as accounts receivable when the right of the Company to consideration is unconditional. The Company does not assess whether a contract has a significant financing component if the expectation at contract inception is such that the period between payment by the customers and the transfer of the promised goods or services to the customers will be one year or less.

Advertising costs: Advertising costs are expensed as incurred. The total advertising and marketing expenses were $0 for the three and nine months ended September 30, 2018 and 2017.

Research and Development: The Company accounts for R&D costs in accordance with Accounting Standards Codification (“ASC”) 730, Research and Development (“ASC 730”). Research and development expenses are charged to expense as incurred unless there is an alternative future use in other research and development projects or otherwise. Research and development expenses are comprised of costs incurred in performing research and development activities, including personnel-related costs, facilities-related overhead, and outside contracted services including clinical trial costs, manufacturing and process development costs for both clinical and preclinical materials, research costs, and other consulting services. Non-refundable advance payment for goods and services that will be used in future research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made. In instances where the Company enters into agreements with third parties to provide research and development services, costs are expensed as services are performed.

Income taxes: The Company accounts for income taxes in accordance with ASC 740, Income Taxes, which requires that the Company recognize deferred tax liabilities and assets based on the differences between the financial statement carrying amounts and the tax basis of assets and liabilities, using enacted tax rates in effect in the years the differences are expected to reverse. Deferred income tax benefit (expense) results from the change in net deferred tax assets or deferred tax liabilities. A valuation allowance is recorded when, in the opinion of management, it is more likely than not that some or all of any deferred tax assets will not be realized. The Company provides criteria for the recognition, measurement, presentation and disclosure of uncertain tax position.

Valuation of Deferred Tax Assets: A valuation allowance is recorded to reduce its deferred tax assets to the amount that is more likely than not to be realized. In assessing the need for the valuation allowance, management considers, among other things, projections of future taxable income and ongoing prudent and feasible tax planning strategies. If the Company determines that sufficient negative evidence exists, then it will consider recording a valuation allowance against a portion or all of the deferred tax assets in that jurisdiction. If, after recording a valuation allowance, the Company’s projections of future taxable income and other positive evidence considered in evaluating the need for a valuation allowance prove, with the benefit of hindsight, to be inaccurate, it could prove to be more difficult to support the realization of its deferred tax assets. As a result, an additional valuation allowance could be required, which would have an adverse impact on its effective income tax rate and results. Conversely, if, after recording a valuation allowance, the Company determines that sufficient positive evidence exists in the jurisdiction in which the valuation allowance was recorded, it may reverse a portion or all of the valuation allowance in that jurisdiction. In such situations, the adjustment made to the deferred tax asset would have a favorable impact on its effective income tax rate and results in the period such determination was made. See Note 7 for information related to income taxes, including the recorded balances of its valuation allowance related to deferred tax assets.

The Company applied the provisions of ASC 740-10-50, “Accounting For Uncertainty In Income Taxes”, which provides clarification related to the process associated with accounting for uncertain tax positions recognized in its financial statements. Audit periods remain open for review until the statute of limitations has passed. The completion of review or the expiration of the statute of limitations for a given audit period could result in an adjustment to the Company’s liability for income taxes. Any such adjustment could be material to the Company’s results of operations for any given quarterly or annual period based, in part, upon the results of operations for the given period. As of September 30, 2018 and December 31, 2017, management considered that the Company had no uncertain tax positions, and will continue to evaluate for uncertain positions in the future.

Concentration of credit risks:

Cash and cash equivalents: The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. Accounts are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $250,000. As of September 30, 2018 and December 31, 2017, the Company had $452,776 and $963,763 in excess of FDIC insured limits, respectively. The Company has not experienced any losses in such accounts.

Customers: The Company performs ongoing credit evaluations of its customers’ financial condition and generally, requires no collateral.

For the nine months ended September 30, 2018, three customers who accounted for more than 10% of the Company’s total net sales revenues, representing approximately 43.9%, 16.8%, and 12.8% of total net sales revenues, and 17.7%, 0.1%, and 16.9% of accounts receivable in aggregate at September 30, 2018, respectively:

Customer	Net sales for the nine months ended September 30, 2018	A/R balance as of September 30, 2018
A	$167,596	$39,843
B	$64,355	$200
C	$48,972	$38,187

For the nine months ended September 30, 2017, five customers who accounted for more than 10% of the Company’s total net sales revenues, representing approximately 33.9%, 16.5%, 11.8%, 11.3%, and 10.9% of total net sales revenues, and 44.2%, 21%, 0.5%, 1.0%, and 29.5% of accounts receivable in aggregate at September 30, 2017, respectively:

Customer	Net sales for the nine months ended September 30, 2017	A/R balance as of September 30, 2017
E	$274,209	$198,960
F	$133,600	$94,400
G	$95,700	$2,300
H	$91,574	$4,308
I	$87,960	$132,775	*

*	Related party transactions (See Note 3).

Suppliers: The Company currently is not entering any significant purchase agreements with suppliers for the nine months ended September 30, 2018 and 2017.

Fair Value Measurements: FASB ASC 820, “Fair Value Measurements” defines fair value for certain financial and nonfinancial assets and liabilities that are recorded at fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. It requires that an entity measure its financial instruments to base fair value on exit price, maximize the use of observable units and minimize the use of unobservable inputs to determine the exit price. It establishes a hierarchy which prioritizes the inputs to valuation techniques used to measure fair value. This hierarchy increases the consistency and comparability of fair value measurements and related disclosures by maximizing the use of observable inputs and minimizing the use of unobservable inputs by requiring that observable inputs be used when available. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the assets or liabilities based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy prioritizes the inputs into three broad levels based on the reliability of the inputs as follows:

●

Level 1 – Inputs are quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date. Valuation of these instruments does not require a high degree of judgment as the valuations are based on quoted prices in active markets that are readily and regularly available.

●

Level 2 – Inputs other than quoted prices in active markets that are either directly or indirectly observable as of the measurement date, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

●

Level 3 – Valuations based on inputs that are unobservable and not corroborated by market data. The fair value for such assets and liabilities is generally determined using pricing models, discounted cash flow methodologies, or similar techniques that incorporate the assumptions a market participant would use in pricing the asset or liability.

The carrying values of certain assets and liabilities of the Company, such as cash and cash equivalents, accounts receivable, accrued liabilities, and advance from customers, approximate fair value due to their relatively short maturities.

Stock-Based Compensation: The Company measures expense associated with all employees and non-employee directors and consultants’ stock-based compensation awards using a fair value method and recognizes such expense in the financial statements on a straight-line basis over the requisite service period in accordance with ASC Topic 718 “Compensation-Stock Compensation”. During the three and nine months ended September 30, 2018 and 2017, the Company did not record any stock-based compensation expenses.

Profit Sharing Plan: The Company has a 401 (k) profit sharing plan for employees who have reached the age of twenty-one and have completed one year of eligibility service. The Company’s contribution is based on management’s discretion. In addition, the Company may make a nonelective contributions to the plan. The amount of the nonelective contribution is determined by its Board of Directors on an annual basis. Total contributions that the Company made to the plan were $0 for the nine months ended September 30, 2018 and 2017.

Recently Issued Accounting Pronouncements: In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-02, Leases (Topic 842), which amends the existing accounting standards for leases. The new standard requires lessees to record a right-of-use asset and a corresponding lease liability on the balance sheet (with the exception of short-term leases). For lessees, leases will continue to be classified as either operating or financing in the income statement. This ASU becomes effective in the first quarter of fiscal year 2019 and early adoption is permitted. This ASU is required to be applied with a modified retrospective approach and requires application of the new standard at the beginning of the earliest comparative period presented. In July 2018, the FASB issued ASU No. 2018-11, Leases (Topic 842): Targeted Improvements. In issuing ASU No. 2018-11, the FASB decided to provide another transition method in addition to the existing transition method by allowing entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact that ASU 2016-02 and ASU 2018-11 will have on its condensed financial statements.

In March 2016, the FASB issued ASU 2016-08, Revenue from Contracts with Customers (Topic 606): Principal versus Agent Considerations (Reporting Revenue Gross versus Net) .. In April 2016, the FASB issued ASU 2016-10, Revenue from Contracts with Customers (Topic 606): Identifying Performance Obligations and Licensing . In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients and ASU 2016-11, Revenue Recognition (Topic 605) and Derivatives and Hedging (Topic 815): Rescission of SEC Guidance Because of Accounting Standards Updates 2014-09 and 2014-16 Pursuant to Staff Announcements at the March 3, 2016 EITF Meeting . In December 2016, the FASB issued ASU 2016-20, Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers. In September 2017, the FASB issued ASU 2017-13, Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842). These amendments provide additional clarification and implementation guidance on the previously issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The amendments in ASU 2016-08 clarify how an entity should identify the specified good or service for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. ASU 2016-10 clarifies the following two aspects of ASU 2014-09: identifying performance obligations and licensing implementation guidance. ASU 2016-11 rescinds several SEC Staff Announcements that are codified in Topic 605, including, among other items, guidance relating to accounting for consideration given by a vendor to a customer, as well as accounting for shipping and handling fees and freight services. ASU 2016-12 provides clarification to Topic 606 on how to assess collectability, present sales tax, treat noncash consideration, and account for completed and modified contracts at the time of transition. ASU 2016-12 clarifies that an entity retrospectively applying the guidance in Topic 606 is not required to disclose the effect of the accounting change in the period of adoption. Additionally, ASU 2016-20 clarifies certain narrow aspects within Topic 606 including its scope, contract cost accounting, and disclosures. The new guidance requires enhanced disclosures, including revenue recognition policies to identify performance obligations to customers and significant judgments in measurement and recognition. The effective date and transition requirements for these amendments are the same as the effective date and transition requirements of ASU 2014-09, which is effective for fiscal years, and for interim periods within those years, beginning after December 15, 2017. The Company has adopted ASC 606 as of January 1, 2018.

On December 22, 2017, the SEC issued Staff Accounting Bulletin (“SAB 118”), which provides guidance on accounting for tax effects of the Tax Act. SAB 118 provides a measurement period that should not extend beyond one year from the Tax Act enactment date for companies to complete the accounting under ASC 740. In accordance with SAB 118, a company must reflect the income tax effects of those aspects of the Act for which the accounting under ASC 740 is complete. In March 2018, the FASB issued ASU 2018-05, Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (SEC Update), Income Taxes (Topic 740). ASU 2018-05 provides guidance regarding the recording of tax impacts where uncertainty exists, in the period of adoption of the 2017 U.S. Tax Cuts and Jobs Act (the “2017 Tax Act”).To the extent that a company’s accounting for certain income tax effects of the Tax Act is incomplete but it is able to determine a reasonable estimate, it must record a provisional estimate to be included in the financial statements. If a company cannot determine a provisional estimate to be included in the financial statements, it should continue to apply ASC 740 on the basis of the provision of the tax laws that were in effect immediately before the enactment of the Tax Act. While the Company is able to make reasonable estimates of the impact of the reduction in corporate rate and the deemed repatriation transition tax, the final impact of the Tax Act may differ from these estimates, due to, among other things, changes in our interpretations and assumptions, additional guidance that may be issued by the I.R.S., and actions that the Company may take. The Company has accounted for the tax effects of the Tax Cuts and Jobs Act under the guidance of SAB 118, on a provisional basis. The Company’s accounting for certain income tax effects is incomplete, but the Company has determined reasonable estimates for those effects The Company is continuing to gather additional information to determine the final impact on its condensed financial statements.

In February 2018, the FASB issued Accounting Standards Update No. 2018-02 (“ASU 2018-02”), Income Statement - Reporting Comprehensive Income (Topic 220). The guidance in ASU 2018-02 allows an entity to elect to reclassify the stranded tax effects related to the Tax Cuts and Jobs Act (the Tax Act) of 2017 from accumulated other comprehensive income into retained earnings. ASU 2018-02 is effective for fiscal years beginning after December 15, 2018, with early adoption permitted. The Company is currently evaluating the effect this standard will have on its condensed financial statements.

In June 2018, the FASB issued ASU 2018-07, Compensation-Stock Compensation (Topic 718), Improvements to Nonemployee Share-based Payments (“ASU 2018-07”). This ASU expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from nonemployees. The effective date for the standard is for interim periods in fiscal years beginning after December 15, 2018, with early adoption permitted, but no earlier than the Company's adoption date of Topic 606. Under the new guidance, the measurement of nonemployee equity awards is fixed on the grant date. The new guidance is required to be applied retrospectively with the cumulative effect recognized at the date of initial application. The Company has adopted this ASU 2018-07 and determined that it does not have a material effect on its financial condition and condensed statements of operations for the three and nine months ended September 30, 2018.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. The ASU modifies the disclosure requirements in Topic 820, Fair Value Measurement, by removing certain disclosure requirements related to the fair value hierarchy, modifying existing disclosure requirements related to measurement uncertainty and adding new disclosure requirements, such as disclosing the changes in unrealized gains and losses for the period included in other comprehensive income for recurring Level 3 fair value measurements held at the end of the reporting period and disclosing the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. This ASU is effective for public companies for annual reporting periods and interim periods within those annual periods beginning after December 15, 2019. The Company is currently evaluating the effect, if any, that the ASU will have on its financial statements.

NOTE 2. Property and Equipment

The following is a summary of the Company’s property and equipment as of September 30, 2018 and December 31, 2017:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Laboratory and manufacturing equipment	$876,260	$829,999
Office equipment	6,081	6,081
Leasehold improvements	1,994,585	1,994,585
Furniture and fixtures	106,510	106,510
Subtotal	2,983,436	2,937,175
Less: accumulated depreciation	(2,919,061)	(2,888,195)
Property and equipment, net	$64,375	$37,600

Total depreciation expense was $19,486 and $8,618 for the nine months ended September 30, 2018 and 2017, respectively.

NOTE3. Related Party Transactions

Operating lease

The Company has subleased a portion of its office space to Amkey Ventures, LLC, (the “Amkey”), since June 21, 2001. The sublease is automatically renewed on an annual basis. Amkey is incorporated in the State of California on April 23, 2001. Mr. George J Lee, the Chairman of the Company, is one of managers of Amkey. The sublease is classified as an operating lease and the original lessee shall continue to account for the original lease as it did before commencement of the sublease. Pursuant to ASC 842-20-35-14, the nature of this sublease is such that the original lessee is not relieved of the primary obligation under the original lease, the original lessee (as sublessor) shall continue to account for the original lease.

The rental income was $3,600 for the nine months ended September 30, 2018 and 2017. Accordingly, the Company recorded the rental income as a reduction of rent expenses for the nine months ended September 30, 2018 and 2017.

Related party sales transaction

Genepharm Inc., (the “Genepharm”), was incorporated on March 6, 2000 in the State of California. Mr. George J Lee is the Chairman of both Genepharm and the Company. The Company had net sales of $18,900 and $87,960 to Genepharm for the nine months ended September 30, 2018 and 2017, respectively. As of September 30, 2018 and December 31, 2017, the Company had accounts receivable of $142,225 and $134,312 due from Genepharm, respectively.

Due to shareholders

The Company has advanced funds from its shareholder and Chairman for working capital purposes. The Company has not entered into any agreement on the repayment terms for these advances. The advances bear no interest rate and are due upon demand by its shareholder and Chairman. During the nine months ended September 30, 2018, the debt of $5,800 was forgiven by its shareholder and Chairman and the Company recorded the debt forgiveness as additional paid in capital. As of September 30, 2018 and December 31, 2017, the outstanding advances were $0 and 5,800, respectively.

NOTE4. Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities as of September 30, 2018 and December 31, 2017 consisted of:

	September 30, 2018	December 31, 2017
	(UNAUDITED)
Accrued professional fees	$37,556	$35,756
Accrued vacation	19,440	19,541
Others	3,695	2,279
	$60,691	$57,576

NOTE 5. Stock-Based Compensation

2015 Stock Plan

The Company’s board of directors adopted, and its stockholders approved its 2015 Stock Plan (the “2015 Plan”) in March 2015, providing for the issuance under 2015 Plan of options and rights to purchase up to Four million two hundred and fifty thousand (4,250,000) shares of common stock. As of September 30, 2018 and December 31, 2017, there were 308,455 and 918,843 shares available for issuance under the Company’s 2015 Plan, respectively, which provides for the grant of incentive stock options and nonstatutory stock options to employees, directors, and consultants.

The exercise price of incentive stock options under the 2015 Plan shall be no less than 100% of the fair market value per share of the common stock on the date of grant. Notwithstanding the above, if an incentive stock option is granted to an employee who owns more than ten percent of the total combined voting power of all classes of stock of the Company or any subsidiary, the exercise price shall be no less than 110% of the fair market value per share of the common stock on the date of grant. The exercise price of nonstatutory stock options under the 2015 Plan shall be no less than 100% of the fair market value per share of the common stock on the date of grant.

All stock options under the 2015 Plan have a term of no greater than 10 years from the date of grant. However, in the case of an option granted to an optionee who, at the time the optionee is granted, owns stock representing more than ten percent of the voting power of all classes of stock of the Company or subsidiary, the term of the option shall be 5 years from the date of grant or such shorter term as may be provided in the option agreement.

Vesting of stock options is determined by the board of directors of the Company. No stock option may be exercised subsequent to its termination date. The purchase price of a right to purchase common stock and the termination date of the offer under the 2015 Plan is determined by the board of directors of the Company. The Company shall have the right to repurchase all or a portion of the shares acquired pursuant to the exercise of this option in the event that the participant’s continuous service should terminate for any reason whatsoever.

The fair value of each stock option granted under 2015 Plan was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

Weighted average fair value of common stock on date of grant		$0.30
Weighted average exercise price of the options	$	N/A
Weighted average exercise price of options outstanding at end of period		$0.14
Expected term of the options (years)		4
Expected volatility (%)		30%
Risk-free interest rate(%)		4.0%
Dividend yield		N/A
Expected forfeiture per year (%)		3%
Weighted average fair value of the options per unit		$0.30

* No stock options were granted during the three and nine months ended September 30, 2018 and 2017

Compensation expense related to stock-based transactions is measured and recognized in the financial statements based on the fair value of the awards granted. The stock-based compensation expense, net of forfeitures, is recognized on a straight-line basis over the requisite service periods of the awards, which is generally three to four years.

Use of the Black-Scholes option pricing model requires the input of subjective assumptions, including the fair value of the underlying common stock, expected term of the option, expected volatility of the price of the common stock, risk-free interest rates, and expected dividend yield of the common stock. The assumptions used in the option-pricing model represent management’s best estimates.

These assumptions and estimates are as follows:

Fair Value of Common Stock

The fair value of the common stock underlying its stock-based awards was primarily based on the latest financing rounds of issuing equity interest near the option grant date. It was determined by the Company’s board of directors, with input from management and a third-party valuation firm.

Expected Term

The expected term assumptions were determined based on the vesting terms, exercise terms, and contractual lives of the options.

Expected Volatility

The expected volatility of stock options is estimated based upon the historical volatility of a number of publicly traded companies in similar stages of development and comparable industries for a period commensurate with the expected life.

Risk-Free Interest Rate

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities approximately equal to the option’s expected term.

Dividend Yield

The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. Consequently, an expected dividend yield of zero was utilized.

Expected Forfeitures

The Company considers many factors when estimating expected forfeitures, including economic environment, and historical experience. The Company updates its estimated forfeiture rate annually.

The following table summarizes the stock option activity under the 2015 Plan and related information:

Options Outstanding
	Number of		Weighted-
	Shares		Average
	Underlying	Weighted-	Remaining
	Outstanding	Average	Contractual
	Options	Exercise Price	Life (Years)
Outstanding – January 1, 2016	49,767	0.23	6.46
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	(4,000)	N/A	-
Outstanding – December 31, 2016	45,767	0.24	5.97
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	(32,356)	N/A	-
Outstanding – December 31, 2017	13,411	0.25	5.72
Granted	-	N/A	-
Exercised	-	N/A	-
Forfeited or cancelled	-	N/A	-
Outstanding – September 30, 2018	13,411	0.25	5.22

Exercisable – December 31, 2017	13,411	$0.25	5.72

Vested and expected to vest – December 31, 2017	13,411	$0.25	5.72

Exercisable – September 30, 2108	13,411	$0.25	4.97

Vested and expected to vest – September 30, 2018	13,411	$0.25	4.97

The weighted-average grant-date fair value of options granted during the nine months ended September 30, 2018 and during the year ended December 31, 2017 was $0.25 per share. The total fair value of options vested during the nine months ended September 30, 2018 and 2017 was $0.

NOTE 6. Operating Lease Obligation

The Company leases its main office in Fremont, California, under operating leases expiring on February 28, 2021. The monthly rent is approximately $23,600. The Company also leases an office equipment with monthly payment of approximately $220 expiring on August 31, 2019. The total rent expenses were $205,576 and $205,278 for the nine months ended September 30, 2018 and 2017, respectively.

Future minimum lease payments under the Company’s operating leases are as follows:

As of September 30,	Amount
2019	$239,422
2020	236,951
2021	98,730
Total	$575,103

NOTE 7. Income Taxes

The Company files income tax returns in the U.S. federal jurisdiction, and various state and local jurisdictions. The Company is no longer subject to U.S. federal, state and local income tax examinations by tax authorities for years before 2013.

On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, (the “Tax Act”) was enacted. Among the significant changes to the U.S. Internal Revenue Code, the Tax Act lowers the U.S. federal corporate income tax rate (“Federal Tax Rate”) from 35% to 21% effective January 1, 2018. The 21% Federal Tax Rate is applied to earnings reported for the full 2018 fiscal year. In addition, the Company must re-measure its net deferred tax assets and liabilities using the Federal Tax Rate that will apply when these amounts are expected to reverse. As of September 30, 2018 and December 31, 2017, the Company can determine a reasonable estimate for certain effects of tax reform and is recording that estimate as a provisional amount. The provisional remeasurement of the deferred tax assets and allowance valuation of deferred tax assets at December 31, 2017 resulted in a net effect of $0 discrete tax expenses (benefit) which lowered the effective tax rate by 14% for the year ended December 31, 2017.

The provisional remeasurement amount is anticipated to change as data becomes available allowing more accurate scheduling of the deferred tax assets and liabilities primarily related to net operating loss carryover.

Components of income tax (benefits) for the nine months ended September 30, 2018 and 2017 are as follows:

	Nine months ended September 30, 2018			Nine months September 30, 2017
	Federal	State	Total	Federal	State	Total
Current	$-	$800	$800	$-	$800	$800
Deferred	-	-	-	-	-	-
	$-	$800	$800	$-	$800	$800

Significant components of the Company’s deferred tax accounts at September 30, 2018 and December 31, 2017:

Deferred tax account - noncurrent:	September 30, 2018	December 31, 2017
	(UNAUDITED)
Allowance for doubtful accounts	$20,849	$20,846
Reserve for obsolete inventory	177	177
Accrued vacation	5,441	5,468
Accumulated depreciation	(2,263)	(2,703)
Tax net operating loss carry forwards	3,764,544	3,740,797
General business credit	1,285,104	1,316,980
Less: Valuation allowance	(5,073,852)	(5,081,565)
Total deferred tax account - noncurrent	$-	$-

The difference between the effective rate reflected in the provision for income taxes on loss before taxes and the amounts determined by applying the applicable statutory U.S. tax rate for the nine months ended September 30, 2018 and 2017 are analyzed below:

	2018	2017
Statutory tax benefit, net of state effects	19%	31%
State income taxes	8.84%	8.84%
Nondeductible/nontaxable items	-%	-%
Change in valuation allowance	(27.84)%	(39.84)%
Effective income tax rate	-%	-%

NOTE 8. Subsequent Events

The Company has evaluated subsequent events through the date which the financial statements were available to be issued. All subsequent events requiring recognition as of September 30, 2018 have been incorporated into these financial statements and there are no subsequent events that require disclosure in accordance with FASB ASC Topic 855, “Subsequent Events.”

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